Exhibit 4.17

LOAN AGREEMENT

(Amendment #1)

November 1, 2023

Whereas Caitlin L. Jeffs of 48 Peter Street, Thunder Bay, Ontario P7A 5H3, notified Red Metal Resources Ltd. (the “Borrower”) of 1130 Pender Street, West, Unit 820, Vancouver, BC V6E 4A4 of an administrative error regarding the CAD$175,000 loan agreement and the note payable dated February 16, 2022, and attached to this amended loan agreement as an exhibit “A” (the “Initial Loan Agreement”);

Whereas the lender of the said amount of CAD$175,000 (the “Principal Sum”) was Fairtide Ventures (the “Lender”) of 278 Bay St Suite 102, Thunder Bay, Ontario P7B 1R8; and

Whereas: as at November 1, 2023, the Principal Sum remains outstanding and payable, and as of October 31, 2023, has accumulated a total interest of $25,437.39.

Therefore: This Loan Agreement replaces the Initial Loan Agreement in its entirety and confirms the following terms:

On February 16, 2022, the Lender advanced to the Borrower a total of CAD$175,000. As of November 1, 2023, $25,437.39 has been accrued as interest on the Principal Sum

The Borrower agrees to repay the Principal Sum on demand, together with interest calculated and compounded monthly at the rate of 8% per year (the “Interest”) from the date of the Initial Loan Agreement. The Borrower is liable for repayment of the Principal Sum and accrued Interest and any costs that the Lender incurs in trying to collect the Principal Sum and the Interest.

The Borrower will evidence the debt and its repayment of the Principal Sum and the Interest with a promissory note in the attached form.

LENDER	BORROWER
Fairtide Ventures	Red Metal Resources Ltd.

Per:	Per:

/s/ Caitlin L. Jeffs	/s/ Joao da Costa
Caitlin L. Jeffs	Joao da Costa, CFO

PROMISSORY NOTE

Principal Amount: CAD$175,000	November 1, 2023

For value received Red Metal Resources Ltd., (the “Borrower”) promises to pay on demand to the order of Fairtide Ventures (the “Lender”) the sum of $175,000 lawful money of Canada (the “Principal Sum”) together with interest on the Principal Sum accrued from the date of the Initial Loan Agreement, being February 16, 2022 (the “Effective Date”), as explicitly specified in that Loan Agreement dated for reference November 1, 2023, both before and after maturity, default and judgment at the Interest Rate as defined below.

For the purposes of this promissory note, Interest Rate means 8 per cent per year. Interest at the Interest Rate must be calculated and compounded monthly not in advance from and including the Effective Date (for an effective rate of 8.3% per annum calculated monthly), and is payable together with the Principal Sum when the Principal Sum is repaid.

The Borrower retains the right but not an obligation, to repay the Principal Sum and the Interest in whole or in part at any time.

The Borrower waives presentment, protest, notice of protest and notice of dishonour of this promissory note.

BORROWER
Red Metal Resources Ltd.

Per:

/s/ Joao da Costa
Joao da Costa, CFO